Vringo Announces Third Quarter Results and Recent Highlights

Investor Conference Call Scheduled for 5:00pm Eastern Today

NEW YORK — November 14, 2012 — Vringo, Inc. (NYSE MKT: VRNG), a company engaged in the innovation, development, and monetization of mobile technologies and intellectual property, today announced operating results for the third quarter of 2012 and subsequent events.

"I am very pleased with the accomplishments of the third quarter and what we have achieved so far in fourth quarter. In the less than five month period since we closed our merger with Innovate/Protect, we have strengthened Vringo's balance sheet, acquired multiple marquee patent portfolios, initiated action against ZTE's UK subsidiary, continued to develop new technology and intellectual property, and received a jury verdict in I/P Engine's against Google, AOL and others. I am excited to continue to build on these accomplishments and expand the company," said Andrew D. Perlman, Chief Executive Officer of Vringo.

Third Quarter Highlights and Subsequent Events

▪	Completed merger with Innovate/Protect.
▪	Acquired over five hundred patents and patent applications relating to telecom infrastructure.
▪	Acquired a portfolio of intellectual property from quantumStream Systems Inc. and Sprout IP LLC relating to the placement of advertisements on web pages via a bidding process.
▪	Filed nine provisional patent applications created by Ken Lang, President and Chief Technology Officer of Vringo, covering a wide range of technologies.
▪	Continued to build on our existing patents by filing twelve continuations and a continuation-in-part application in our telecom infrastructure portfolio.
▪	Filed a patent infringement lawsuit in the United Kingdom against a subsidiary of ZTE Corporation on three patents declared essential to European Telecommunications and Standards Institute (ETSI). The complaint accuses certain ZTE network products and ZTE GSM/UMTS multi-mode wireless handsets of infringing our patents.
▪	Concluded a three-week jury trial in litigation against Google, AOL and others in U.S. District Court, Eastern District of Virginia, Norfolk Division, where the jury found that the asserted claims of the patents-in-suit were both valid and infringed, and that reasonable royalty damages should be based on a running royalty.
▪	Signed final agreement with Neomobile, a major mobile entertainment service provider in Italy, for a launch of a jointly developed Android subscription product before the end of 2012.
▪	Released updated versions of the Facetones product to add support for all Android devices running on OS 4.0, known also as "Ice Cream Sandwich".
▪	Raised significant additional capital and repaid remaining non-operating debt, thereby strengthening the company's balance sheet.

Operating Results

▪	As of the close of business on November 14, 2012, we had over $60 million of cash on hand. We expect these funds will be sufficient to support our current operations and allow timely execution of our current business plans.
▪	Net loss for the third quarter was $3.1 million, mainly attributable to a non-operating income of $7.2 million, recorded in connection with the decrease in fair value of warrants, which are classified as a derivative liability, as well as by the impact of non-cash share based compensation expense of $5.4 million.
▪	In the third quarter of 2012, following the consummation of the merger, we recorded total revenues of $266 thousand. The recognized revenue consisted of: Vringo mobile-based product revenue of $76 thousand from the date of the merger, through September 30, 2012, and revenue from a development project of $90 thousand and proceeds from partial settlement of a litigation, in the total amount of $100 thousand.
▪	On a per share basis, our net loss fell by 83% to a net loss of $0.06 per basic share, compared to a loss of $0.36 per basic share, presented by Vringo in the second quarter. The decrease in basic loss per share was mostly due to an increase in the number of shares, and a decrease in the fair value of warrants classified as a long-term derivative liability, partly offset by increased costs reflecting the post-merger operations of the combined company.

Conference Call Information

Date: Wednesday, November 14, 2012

Time: 5:00 p.m. Eastern (Vringo recommends dialing in ten minutes in advance)

Domestic: (888) 645-4404

International: (201) 604-0169

Replay (available shortly after conclusion): (888) 632-8973 or (201) 499-0429

Confirmation Code: 85174996#

About Vringo, Inc.

Vringo, Inc. is engaged in the innovation, development and monetization of mobile technologies and intellectual property. Vringo's intellectual property portfolio consists of over 500 patents and patent applications covering telecom infrastructure, internet search, and mobile technologies. The patents and patent applications have been developed internally, and acquired from third parties. Vringo operates a global platform for the distribution of mobile social applications and services including Facetones® and Video Ringtones which transform the basic act of making and receiving mobile phone calls into a highly visual, social experience. For more information, visit: www.vringoIP.com.

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: the inability to realize the potential value created by the merger with Innovate/Protect for our stockholders; our inability to raise additional capital to fund our combined operations and business plan; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to maintain the listing of our securities on the NYSE MKT; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; potential competition from other providers and products; our inability to license and monetize the patents owned by Innovate/Protect, including the outcome of the litigation against online search firms and other companies; our inability to monetize and recoup our investment with respect to patent assets that we acquire; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our quarterly report on Form 10-Q filed with the SEC on August 14, 2012. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:

Cliff Weinstein

Executive Vice President

Vringo, Inc.

646-532-6777 (o)

cliff@vringo.com

Media:

Caroline L. Platt

The Hodges Partnership

804-788-1414 (o)

804-317-9061 (m)

cplatt@hodgespart.com